Exhibit 10.02


                                 LEASE AGREEMENT
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This Lease  Agreement is made and entered into this 28th day of June 1997 by and between Hi-Q Wason INC.. (hereinafter called Party B) and Mr. Huang Ching Huo (hereinafter called Party A) and the parties shall abide by the following terms and conditions:

Article 1: Location and scope of the premises owned by Party A and to be leased to Party B: Whole area of the ground floor (including the backyard but kitchen not included ) of the building at No. 6, Alley 21, Lane 576, Sec. 1, Kuang-Fu Rd., Hsinchu City; plus the whole area of the building at No.4.

1.1 Party A reserves the right to use the floors of the second floor and above at No.6 and will make in/out access which shall not block the superintendent of Security Guard of Party B. Party A agrees that Party B may erect large scale signs and the water tower on the roof. ( When Party B set up the Water Tower on the roof, it shall take the safety of Party A's living into consideration and the total weight shall be limited to 10 tons. Please refer to Article 7 for the details. )

1.2 Party A shall, before the date this Agreement is enforced, be responsible for the restoration of the 36HP Industrial Electricity Power ( this is the preeminent condition of this Lease Agreement ) on Party A's own account. In the event the electricity power for Party B is insufficient in the future, it shall be responsible for the fees and expenses for the application and / or for the alteration of the Name of the User of the Electricity Power. Being the owner of the premises, Party A shall assist in the proceeding and consultation for the same.

1.3 Party A shall be responsible for the cleaning of the premises before the date this Agreement is enforced and to dispose of all of the wastes left by the former Leasee and to hand the empty premises to Party B.

Article 2:    Term of this Lease  Agreement is six (6) years from September 1st
               1997 through August 31st 2003 and this Lease Agreement will be automatically renewed for another six (6) years on the same terms and conditions if the parties shall have no objection. ( The Receipt issued by Party A for the check paid as the rent for the month September 2003 shall be considered the formal Agreement. )

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Article 3 :    The Monthly Rent is Sixty  Thousand New Taiwan Dollars which does not include the Water and Electricity Bills. Since the parties share the same Water Meter, Party A shall reimburse to Party B the average amount of the Water Bills of the past. ( In case the rate is adjusted, reimbursement shall be made based on new rate.)

Article 4: The Monthly Rent shall be paid on or before the first day of each month. The rent will be adjusted every two years and increment will be NT$5,000.- each time.

4.1 Party B reserves the right of purchasing the premises under first consideration. (This shall be agreed upon separately by the parties. )

Article 5: Upon signing this Lease Agreement, Party B shall pay to Party One Hundred Fifty Thousand New Taiwan Dollars as the Deposit along with the check for the rent of the first month. In case Party B decides to terminate this Lease Agreement, Party A shall, upon the vacation of the premises, return the Deposit without any interest.

Article 6 :    In case any  modifications of the premises is necessary,  Party B
               may  do  the   modification  by  itself  and  Party  B  shall  be
               responsible for the restoration of the premises to its original conditions.

Article 7: Party B shall take good care of the premises and unless for the Force Majeure reasons Party B shall be responsible for the reimbursement for any damage of the premises resulted from the negligence. In case the premises is damaged owing to natural causes and needs repair, Party A shall be responsible for the repair.

Article 8: In case Party B violates the terms and conditions of this Agreement, Party A may terminate this Agreement and ask Party B for reimbursement.

Article 9: Party A shall be responsible for the taxes and duties of the premises while Party B shall be responsible for the Water and Electricity Bills and taxes and duties if any.

Article 10: The Withholding Income Tax for this Lease Agreement shall be paid by Party B to the Tax Authorities.

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Article 11:    When evicting the premises upon expiry of this Agreement, any and all of the wastes and belongings of Party B left will be disposed of by Party A and Party B shall not have any objection.

In witness whereof, the parties hereto have executed this Agreement on the date first above written and this Agreement is made with each party holding. Any modification, remarks or corrections of this Agreement shall be void.

Article 12: This Lease Agreement is made in duplicate, with each party holding one copy for filing purposes.


Party A:   Huang Ching Huo (Affixed with seal)
ID. Card No.J100268298
Address: No.6, Alley 21, Lane 576, Sec. 1, Kuang-Fu Rd., Hsinchu City, Taiwan,
         R.O.C.


Party B: Hi-Q  Wason  INC. (Affixed with seal)
           Hu Tuan-Yuan ;  General Manager
Address: No.932-3, Hua-Cheng Rd., Hsinchuang City, Taiwan, R.O.C.
TEL: (02) 990-8306(10 Lines)



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